EXHIBIT 99.1

Date: July 1, 2005

The Board of Directors
China Energy Savings Technology, Inc.

Dear Sirs:

I, Dennis Yu Won Kong, hereby tender my resignation as Executive Director of your Company with effect from July 1, 2005.

I confirm that I have no claim against the Company in respect of fees nor for compensation for loss of office.

Yours faithfully,

/s/ Dennis Yu Won Kong

Dennis Yu Won Kong